UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C/A

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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ADAMA TECHNOGIES CORP.
(Name of Registrant as Specified In Charter)

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Adama Technologies Corp.
c/o Aviram Malik
76/7 Zalman Shazar Street
Hod Hasharon, Israel 45350
972 - (544) 455-292

To Our Stockholders:

On July 12 , 2011, Adama Technologies Corp. (the “Company”) filed a preliminary Information Statement on Schedule 14C with the Securities and Exchange Commission (“SEC”) with respect to unanimous approval by the Company’s the Board of Directors of amendments to the Company's Certificate of Incorporation (the “2011 Amended Articles”) to effect a reverse stock split whereby all outstanding shares of the Company's $0.0001 par value common stock (“Common Stock”) will be subject to a reverse split on a One for Three hundred (1:300) basis (the “Reverse Split”). The 2011 Amended Articles were authorized and approved by the Joint Written Consent of the Board of Directors and Majority Stockholders, a copy of which is attached hereto as Exhibit A.1.

On October 19, 2010, the Company’s Board of Directors unanimously approved amendments to the Company’s Certificate of Incorporation (the “2010 Amended Articles”) to increase the authorized shares of Common Stock from 200,000,000 shares to 500,000,000 shares. The 2010 Amended Articles were approved by the Joint Written Consent of the Board of Directors and Majority Stockholders. The 2010 Amended Articles are attached hereto as Exhibit B.1 and the Joint Written Consent of the Board of Directors and Majority Stockholders is attached hereto as Exhibit B.2.

While the Company’s Information Statement with respect to the 2011 Amended Articles authorizing the Reverse Split was filed with the SEC pursuant to the requirements of Schedule 14C, the Company failed to file an Information Statement with respect to the 2010 Amended Articles. As a result of this failure, it may be deemed that the Company was in violation of Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the requirements of Schedule 14C with regard to the increase in authorized shares of Common Stock.

This amended Information Statement on Schedule 14C/A with respect to both the 2011 and 2010 Amended Articles is expected to be delivered to all stockholders on or about September __, 2011.

This Information Statement is being sent to you for information purposes only and you are not required to take any action. Notwithstanding the foregoing, this Information Statement on Schedule 14C/A contains significant additional and revised disclosure from the filing on July 12, 2011, of its preliminary Information Statement on Schedule 14C, specifically addressing the comments of the SEC’s staff in its letter dated July 21, 2011, addressing among other matters the Company’s failure to file a Schedule 14C with respect to the 2010 Amended Articles.

By Order of the Board of Directors:

/s/ Aviram Malik
Aviram Malik
President and Director

Hod Hasharon, Israel
September __, 2011

ADAMA TECHNOLOGIES CORP.
c/o Aviram Malik
76/7 Zalman Shazar Street
Hod Hasharon, Israel 45350
972 - (544) 459-292

Information Statement Pursuant to Section 14C
of the Securities Exchange Act of 1934

This Information Statement on Schedule 14C/A is being delivered to the stockholders of Adama Technologies Corp. (the “Company”) on or about September__, 2011. The Company’s preliminary Information statement was filed with the SEC on July 12, 2011, in connection with the Joint Written Consent of the Board of Directors and the Majority Stockholders, both dated July 12, 2011 (the “2011 Amended Articles”), to implement a reverse stock split of the issued and outstanding shares of the Company's common stock (the “Common Stock”) on a One for Three Hundred (1:300) basis (the “Reverse Split”). The Joint Written Consent of the Board of Directors and the Majority Stockholders approving the 2011 Amended Articles, attached hereto as Exhibit A.1, were adopted pursuant to the provisions of  Title 8, Subchapter VIII, Section 241 of the Delaware General Corporation Law (“DGCL”).

This Information Statement is also being furnished to you in connection with the Joint Written Consent of the Board of Directors and the Majority Stockholders to increase the authorized shares of the Company’s Common Stock from 200,000,000 shares to 500,000,000 shares pursuant to the Certificate of Amendment to the Company’s Certificate of Incorporation, which were duly filed with the State of Delaware on October 19, 2010 (the “2010 Amended Articles”). The Company failed to file the requisite Information Statement on Schedule 14C with respect to the 2010 Amended Articles, which may be deemed to be a violation of Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”) and Schedule 14C promulgated by the Securities and Exchange Commission (the “SEC”) under the Exchange Act. The 2010 Amended Articles are attached hereto as Exhibit B.1 and the Joint Written Consent of the Board of Directors and the Majority Stockholders is attached hereto as Exhibit B.2.

Pursuant to Rule 14c-2(b) promulgated by the SEC under the Exchange Act, the actions approved by the Joint Written Consent of the Board of Directors and the Majority Stockholders cannot become effective until twenty (20) days from the date of mailing of the Definitive Information Statement to our stockholders. This Information Statement shall constitute notice to our stockholders of both of the above actions taken by the Joint Written Consent of the Board of Directors and the Majority Stockholders on October 19, 2010, with respect to the 2010 Amended Articles, and on July 12, 2011, with respect to the 2011 Amended Articles.

The Reverse Split will not take place until the SEC has no further comments with respect to this Information Statement on Schedule 14C/A, after which the Company must submit an application to FINRA for approval of the changes in the Company’s capital structure. Implementing the Reverse Split. When such approval is received by the Company from FINRA , the effective date of the Reverse Split is anticipated to be approximately ten (10) days following such approval (“the Effective Date”), without any action on the part of the holders of the Common Stock and without regard to current certificates representing shares of Common Stock being physically surrendered for certificates representing the number of shares of Common Stock that each stockholder is entitled to receive as a result of the Reverse Split.

New Common Stock certificates will not be issued at the Effective Date, but may be issued subsequently with respect to any certificates returned to the transfer agent upon a sale, exchange, or for any other purpose. No fractional shares will be issued in connection with the Reverse Split. Stockholders who would otherwise be entitled to receive fractional shares because they hold the number of shares of Common Stock that is not evenly divisible by 300 will have the number of shares to which they are entitled rounded up to the nearest whole number of shares. No stockholder will receive cash in lieu of a fractional share.

The Company's Common Stock is subject to quotation on the FINRA:BB under the symbol “ADAC.” Following the Effective Date of the Reverse Split, FINRA will assign a new stock symbol for the Company’s Common Stock.

THE INCREASE  IN AUTHORIZED SHARES OF COMMON STOCK

On October 19, 2010, the Company filed a Certificate of Amendment to the Certificate of Incorporation with the State of Delaware for the purpose on increasing the authorized shares of Common Stock from 200,000,000 shares to 500,000,000 shares (the “2010 Amended Articles”). The Company’s Board of Directors unanimously approved the 2010 Amended Articles to increase the number of authorized shares of Common Stock to be available for the following purposes: (i) for issuances as compensation for bona fide services to the Company in lieu of and as of result of its very limited cash resources; (ii) for potential acquisition or for other business purposes; and (iii) in the event that the Company’s Board of Directors determines, at some time in the future, to issue share dividends to holders of its Common Stock, among other business purposes The Certificate of Amendment is attached hereto as Exhibit B.1 hereto and the Joint Written Consent of the Board of Directors and the Majority Stockholders is attached hereto as Exhibit B.2.

While the Company did have the requisite approval by the Joint Written Consent of the Board of Directors and the Majority Stockholders to approve the 2010 Amended Articles pursuant to the provisions of Title 8, Section 241 of the DGCL, the Company failed to file an Information Statement on Schedule 14C with the SEC with respect to the 2010 Amended Articles, nor did it mail the requisite Information Statement to its stockholders. As a result, the Company did not comply with the filing and mailing requirements of Schedule 14C and the provisions of Section 14 of the Exchange Act, resulting in a violation of the applicable provisions of the federal securities laws.

Rationale for Increasing the Number of Authorized Shares of Common Stock

At September 30, 2010, the Company had 179,745,000 shares of Common Stock issued and outstanding and had 200,000,000 shares of Common Stock authorized. The Company’s Board of Directors unanimously approved the increase of the authorized shares of Common Stock and the majority holders, by written consent, agreed to the increase in authorized shares, because they determined that the Company lacked sufficient additional shares to further its business plan. The Company, in late 2010, did not believe that it has a sufficient number of authorized shares of common stock that may be necessary for future corporate purposes such as: (i) compensation for services in lieu of cash because of its historically very limited cash resources; (ii) employee incentive, stock option or similar plans; (iii) to hire qualified personnel as officers, directors, key employees and consultants to attract and then retain personnel in the future based upon any increase in operations; and (iv) potential mergers, acquisitions and similar transactions.

The Company's business plan includes seeking potential strategic acquisitions and other potential business opportunities (“Potential Transactions”) which may involve the issuance of shares of Common Stock. We contemplate that in the future, we may enter into transactions to pursue other business opportunities with third parties or seek to hire qualified persons that will require the use of our shares. Further, since September 30, 2010, the Company’s Board of Directors has ratified and approved the issuance of approximately 150,000,000 shares of Common Stock, principally for the purposes of compensation for consulting services to the Company. The use of restricted shares as compensation was necessitated by the Company’s continued lack of cash resources.

The approximately 150,000,000 shares of Common Stock, when issued, were fully-paid and non-assessable shares, duly issued in full compliance with the DGCL, but the corporate action increasing the number of authorized shares of Common Stock without filing a Schedule 14C was not in compliance with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC under the Exchange Act as discussed herein.

While the issuance of additional shares of Common Stock will result in the dilution of the percentage equity interest of our existing holders of our Common Stock, the Company’s Board of Directors believed in October 2010 and continues to believe that the increase was in the best interests of its stockholders so that the Company would have additional shares of Common Stock available for each of the above corporate purposes.

This Information Statement on Schedule 14C/A has been filed with the SEC to address and correct the issues related to the Company’s failure to file an Information Statement with the SEC with respect to the 2010 Amended Articles, which failure may be deemed to be in violation of provisions of the federal securities laws and specifically the Exchange Act.

THE REVERSE SPLIT

On July 12 , 2011, Adama Technologies Corp. (the “Company”) filed a preliminary Information Statement on Schedule 14C with the Securities and Exchange Commission (“SEC”) with respect to unanimous approval by the Company’s the Board of Directors of an amendment to the Company's Certificate of Incorporation (the “2011 Amended Articles”) to effect a reverse split (the “Reverse Split”) of the Company’s outstanding shares of the Company's common stock, par value $0.0001 (“Common Stock”) on a One for Three Hundred (1:300) basis. The Joint Written Consent of the Board of Directors and the Majority Stockholders is attached hereto as Exhibit A.1.

Background and Purposes of the Reverse Split

The Reverse Split on a One for Three Hundred (1:300) basis of the Company’s currently issued and outstanding 337,110,096 shares of Common Stock will reduce the number of issued and outstanding shares to 1,123,700 shares, without changing the 500,000,000 authorized shares of Common Stock. The Board of Directors believes that the Reverse Split will benefit all stockholders, as without the Reverse Split, the Company would have little or no value as a candidate for any potential acquisition, merger, or reorganization with an operating private company that may seek to go public by way of such a transaction and/or for the purposes of seeking additional capital for its current business (a “Potential Transaction”).

At present, the Board of Directors of the Company is not in negotiations with respect to any Potential Transaction, having suspended all negotiations with respect to the possible acquisition of a major mining asset in Africa, which negotiations were previously announced by the Company on July 11, 2011.

The reduction in the number of outstanding shares could adversely affect the trading market for our Common Stock by reducing the relative level of liquidity of the shares of Common Stock. Further, there can be no assurance that the Reverse Split will result in a proportionate increase or, for that matter, any increase in the price of the shares of Common Stock subject to quotation on the FINRA BB under the symbol “ADAC.”

Any new shares issued following the Effective Date of the Reverse Split will be fully paid and non-assessable shares. On the Effective Date of the Reverse Split, the number of stockholders will remain unchanged because those stockholders who would otherwise receive only be entitled to receive a fractional share will receive a number of shares rounded up to the next whole integer.

The Reverse Split will not change the number of authorized shares of Common Stock or the par value of our Common Stock. While the aggregate par value of our outstanding Common Stock will be reduced as a result of the Reverse Split, our additional paid-in capital will be increased by a corresponding amount. Therefore, the Reverse Split will not affect our total stockholders' equity. All share and per share information will be retroactively adjusted to reflect the Reverse Split for all periods presented in our future financial reports and regulatory filings.

Following the Reverse Split, we will have approximately 1,123,700 shares of Common Stock issued and outstanding, rather than the 337,110,096 shares of Common Stock currently issued and outstanding .

At September __, 2011, the date immediately preceding the filing of this Information Statement on Schedule 14C/A, the closing price of our shares subject to quotation on the FINRA BB was $0.0007 and the total  market value (based on the 337,110,096 shares of Common Stock outstanding) was approximately $237,000.

Rationale for the Reverse Split

The Board of Directors believes that a Reverse Split on One for Three Hundred (1:300) basis should, at least initially, increase the price of our shares of Common Stock to approximately $0.21 per share. While the Reverse Split will not increase to total market value of our Common Stock, the Board of Directors believes that the increase in our share price, which increase will not necessarily be sustained, should make our shares more attractive to potential investors, encourage investor interest and trading in, and possibly the marketability of, our Common Stock, as well as enhance our ability to pursue Potential Transactions.

In addition, because brokers’ commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current per share price of our Common Stock can result in individual stockholders paying transaction costs (commissions, markups or markdowns) that constitute a higher percentage of their total share value than would be the case if the share price of our Common Stock were higher. This difference in transaction costs may also further limit the willingness of institutional investors to purchase shares of our Common Stock, when and if we expand our operations be closing a Potential Transaction.

Trading in our shares also may be adversely affected by a variety of policies and practices of brokerage firms that discourage individual brokers within those firms from dealing in low-priced stocks. These policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that make the handling of low-priced stocks unattractive to brokers from an economic standpoint. Similarly, many brokerage firms are reluctant to recommend low-priced stocks to their customers and the analysts at many brokerage firms do not provide coverage for such stocks. The Board also believes that the decrease in the number of shares of Common Stock outstanding as a consequence of the Reverse Split, and the anticipated increase in the price of the Common Stock, could generate interest in the Common Stock and possibly promote greater liquidity for the Company’s stockholders. However, the Company’s aggregate market capitalization could be reduced to the extent that any increase in the market price of the Common Stock resulting from the Reverse Split is proportionately less than the decrease in the number of shares of Common Stock outstanding.

The Board further believes that the total number of shares of our Common Stock currently outstanding is disproportionately large relative to our present market capitalization and that the Reverse Split would bring the number of outstanding shares to a level more in line with other companies with comparable market capitalizations.  Moreover, the Board considered that when the number of outstanding shares of Common Stock is unreasonably large in relation to Company’s very limited operations and any potential future operations. Upon implementation of the Reverse Split and decrease the number of shares of Common Stock that are issued and outstanding, our investors could more easily understand the impact on earnings or loss per share attributable to future developments in our business.

We ultimately cannot predict whether, and to what extent, the Reverse Split would achieve the desired results. The price per share of our Common Stock is a function of various factors, including our future operations, to the extent that any develop and are sustained and our future financial performance, if and when we close on any Potential Transaction.

Accordingly, there can be no assurance that the market price of our Common Stock after the Reverse Split would increase in an amount proportionate to the decrease in the number of issued and outstanding shares, or would increase at all, that any increase can be sustained for a prolonged period of time or that the Reverse Split would enhance the liquidity of, or investor interest in, our Common Stock.

Notwithstanding the foregoing, our Board of Directors believes that the potential positive effects of the Reverse Split outweigh the potential disadvantages.  In making this determination, our Board of Directors has taken into account various negative factors, including: (i) the negative perception of Reverse Splits held by some stock market participants; (ii) the adverse effect on liquidity that might be caused by a reduced number of shares outstanding; and (iii) the costs associated with implementing the Reverse Split.  The effect of the Reverse Split upon the market price of our Common Stock cannot be predicted with any certainty, and the history of similar stock splits for companies in similar circumstances to ours is varied.  It is also possible that the Reverse Split may not increase the per share price of our Common stock in proportion to the reduction in the number of shares of our Common Stock outstanding or result in a permanent increase in the per share price, which depends on many factors.

After considering the foregoing factors, our Board determined that submitting the filing of the Articles of Amendment to implement the Reverse Split is in our best interests and that of our stockholders.

Effects of the Reverse Split

The Articles of Amendment to our Certificate of Incorporation will implement the One for Three Hundred (1:300) Reverse Split of our issued and outstanding Common Stock, to be effective upon receipt of approval be FINRA (the “Effective Date”), which will also result of a change in our symbol on the FINRA BB from “ADAC” to a new symbol designated by FINRA at its discretion.

With the exception of the number of shares of Common Stock outstanding, the rights and preferences of shares of our Common Stock prior and subsequent to the Reverse Split would remain the same. We do not anticipate that our financial condition, the percentage of our stock owned by management, the number of our stockholders, or any aspect of our current business would materially change as a result of the Reverse Split.

Our Common Stock is currently registered under Section 12(g) of the Exchange Act and, as a result, we are subject to periodic reporting and other requirements. The proposed reverse stock split would not affect the registration of our common stock under the Exchange Act.

After the Effective Date of the Reverse Split, each stockholder would own a reduced number of shares of our Common Stock, based upon the ratio of One for Three Hundred (1:300). However, a Reverse Split would affect all of our stockholders equally and will not affect any stockholder’s percentage ownership of the Company, except for the immaterial result that the Reverse Split shall involve in the rounding up of any fractional shares up to the next whole number of shares, as described herein. For example, a holder of two (2%) percent of the voting power of the outstanding shares of Common Stock immediately prior to the Reverse Split would continue to hold two (2%) percent of the voting power of the outstanding shares of Common Stock after the Reverse Split. Proportionate voting rights and other rights and preferences of the holders of our Common Stock would not be affected by the Reverse Split. There will be no payment of cash in lieu of any fractional shares. Furthermore, the number of stockholders of record would not be affected by the Reverse Split.

Authorized but Unissued Shares; Potential Dilution and Anti-Takeover Effects

Upon the Effective Date of the Reverse Split, the Company will have 1,123,700 shares issued and outstanding and will have 500,000,000 shares of authorized Common Stock. These additional shares would be available for issuance from time to time for business purposes as reasonably determined by the Board of Directors. in connection with capital-raising transactions and acquisitions of technologies, or assets,  consistent with our current business objectives.

The significant increase in the proportion of unissued authorized shares to issued shares after the Reverse Split could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of our company with another company), we are not proposing the Reverse Split in response to any effort of which we are aware to accumulate any of our shares of our Common Stock or to otherwise seek to obtain control of the Company. Our Board of Directors does not currently contemplate recommending the adoption of any other proposals that could be construed to affect the ability of anyone to take over or change the control of the Company.

We believe that the availability of the additional shares will provide us with the flexibility to pursue Potential Transactions as they arise, to take advantage of desirable business  opportunities and to respond effectively in a changing corporate environment. For example, we may elect to issue shares of Common Stock to raise equity capital, to make acquisitions through the use of shares of Common Stock, to establish strategic relationships with other companies, to adopt additional employee benefit plans or reserve additional shares for issuance under such plans, where the Board determines it advisable to do so, without the necessity of soliciting further stockholder approval, subject to applicable stockholder vote requirements.

If we issue additional shares for any of the above purposes, the aggregate ownership interest of our current stockholders, and the interest of each such existing stockholder, would be diluted, possibly substantially. Although we continually examine Potential Transactions, we have no current plans or arrangements to issue any additional shares of Common Stock. Furthermore, the additional shares of Common Stock that would become available for issuance upon the Effective Date of the Reverse Split could also be used by the Company’s management to oppose any potential hostile takeover attempt or delay or prevent changes in control or changes in or removal of the Company.

For example, without further stockholder approval, our Board of Directors could authorize the issuance and sale of shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although the Reverse Split have been prompted by business and financial considerations as discussed above, stockholders nevertheless should be aware that approval of one or more of the proposals could facilitate future efforts by management to deter or prevent a change in control of the Corporation.

The Board has no plans to use any of the additional shares of Common Stock that will become available following the Reverse Split for any such purposes. Further, the Board does not currently contemplate entering into any arrangements or recommending the adoption of any other provisions, such as supermajority voting requirements, that may have material anti-takeover consequences.

Accounting Matters

The Reverse Split would not affect the par value of our Common Stock. As a result, on the Effective Date of the Reverse Split, the stated par value capital on our balance sheet attributable to our Common Stock would be reduced and the additional paid-in capital account would be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value per share of our Common Stock would be increased because there would be fewer shares of our Common Stock outstanding.

We present earnings per share (“EPS”) in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings per Share,” and we will comply with the requirements of SFAS No. 128 with respect to reverse stock splits. In pertinent part, SFAS No. 128 says as follows: “If the number of common shares outstanding decreases as a result of a reverse stock split, the computations of basic and diluted EPS shall be adjusted retroactively for all periods presented to reflect that change in capital structure. If changes in common stock resulting from reverse stock splits occur after the close of the period but before issuance of the financial statements, the per-share computations for those and any prior-period financial statements presented shall be based on the new number of shares. If any per-share computations reflect such changes in the number of shares, that fact shall be disclosed.”

Fairness of the Process

The Board of Directors did not obtain a report, opinion, or appraisal from an appraiser or financial advisor with respect to the Reverse Split and no representative or advisor was retained on behalf of the unaffiliated stockholders to review or negotiate the transaction. The Board of Directors concluded that the additional expense of these independent appraisal procedures was unreasonable in relation to  the Company’s available cash resources and concluded that the Board of Directors could adequately establish the fairness of the Reverse Split without the engagement of third parties.

Street Name Holders of Common Stock

The Company intends for the Reverse Split to treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names. Nominees will be instructed to affect the Reverse Split for their beneficial holders. However, nominees may have different procedures. Accordingly, stockholders holding Common Stock in street name should contact their nominees.

Stock Certificates

Mandatory surrender of certificates is not required by our stockholders. The Company's transfer agent will adjust the record books of the company to reflect the Reverse Split on a One for Three Hundred (1:300) basis as of the Effective D of the Reverse Split. New certificates will not be mailed to stockholders; however, new certificates will be issued during the ordinary course of business in the event that stockholders se;; any shares of Common Stock or elect to submit existing certificates to the Company’s transfer agent with the required documentation and fees for the issuance of a new post-reverse certificate.

Federal Income Tax Consequences

The following description of federal income tax consequences of the reverse stock split is based on the Internal Revenue Code of 1986, as amended, the applicable Treasury Regulations promulgated thereunder, judicial authority, and current administrative rulings and practices as in effect on the date of this information statement. The discussion is for general information only and does not cover any consequences that apply for special classes of taxpayers (e.g., non-resident aliens, broker-dealers or insurance companies). We urge all stockholders to consult their own tax advisers to determine the particular consequences to each of them of the reverse stock split.

We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the reverse stock split. We believe, however, that because the reverse stock split is not part of a plan to periodically increase or decrease any stockholder’s proportionate interest in the assets or earnings and profits of our company, the reverse stock split would have the federal income tax effects described below:

The exchange of pre-split shares for post-split shares should not result in recognition of gain or loss for federal income tax purposes. In the aggregate, a stockholder’s basis in the post-split shares would equal that stockholder’s basis in the pre-split shares. A stockholder’s holding period for the post-split shares would be the same as the holding period for the pre-split shares exchanged therefor. Provided that a stockholder held the pre-split shares as a capital asset, the post-split shares received in exchange therefor would also be held as a capital asset.

As stockholders are not receiving cash in lieu of any fractional share interest, but instead fractional shares are being rounded up to the next whole share, it is unlikely that stockholders would be treated as if our company had redeemed any fractional share interest. It is therefore unlikely that rounding up fractional shares would result in any gain or loss recognition by stockholders. Our company should not recognize gain or loss as a result of the reverse stock split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

The following table lists the number of shares of common stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal stockholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within sixty (60) days. Under the rules of the SEC, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he/she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 337,110,096 shares of our Common Stock issued and outstanding as of June 30, 2011. The address of each person listed is c/o Aviram Malik, 76/7 Zalman Shazar Street, Hod Hasharon, Israel 45350.

Officers, Directors and 5% Stockholders	No. of Shares	Percentage Ownership

Aviram Malik	9,727,600	4.1%

Benjamin Karasik	5,750,000	2.5%

All directors and executive officers as a group (2 persons)	15,477,000	6.7%

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE.

The following table sets forth certain information regarding the members of our Board of Directors and our executive officers.

Name	Age	Positions and Offices Held
Aviram Malik	46	Chief Executive officer, President and Director
Asher Zwebner	47	Chief Financial/Accounting Officer, Secretary and Director
Benny Karasik	49	Treasurer, Secretary and Director

Our Directors hold office until the next annual meeting of our stockholders or until their successors are duly elected and qualified. Set forth below is a summary description of the principal occupation and business experience of each of our Directors and executive officers for at least the last five years.

Aviram Malik has been our Chief Executive Officer, President and Director since the Company’s inception on September 17, 2007. After his service in the Israeli navy as a deep sea diver in 1994, Aviram served as a Branch Manager for a leading pharmaceuticals corporation in Israel from 1994 to 1997. In 1997, Aviram was appointed European Sales Manager for Buzz VC, a leading hi-tech video conferencing company. He held this position for a several years and was later appointed Zone Manager for Loreal, in France in 2000, where he was responsible for sales and management of a sales force responsible for the Mediterranean region. From 2002-2003, Aviram served as a retail manager for one of Israel’s largest companies. As such, he was responsible for negotiations with suppliers both in Israel and abroad, overseeing the running of four Duty Free shops in Israel’s air and sea ports.

Asher Zwebner has been the Interim Chief Executive Officer of Majic Wheels Corp. since January 2009 and its Chief Financial Officer since the Company’s inception in March 15, 2007. As of January 1, 2007, Mr. Zwebner has served as the Chief Financial Officer of SinoBiomed Inc., and since October 18, 2007, as the Chief Financial Officer of Suspect Detection Systems, Inc., and its Interim Chief Executive Officer since February 2008. From November 2004 until October 2006, Mr. Zwebner was also a Director of SinoBiomed Inc. Since May 2002, he has also served as the Chief Financial Officer of ForexManage Ltd., a private hi-tech developer of Internet-based foreign exchange and risk management solutions based in Israel. From May 2001 until May 2002, Mr. Zwebner served as the Chief Financial Officer of SMC Ventures.com, a strategic consulting firm specializing in mergers and acquisitions and in corporate debt and equity financing activities. From January 2000 until May 2001, Mr. Zwebner acted as CFO for Britanica.com, an educational software company that developed a proprietary e-learning platform technology. . From March 1995 through December 1999, Mr. Zwebner was a senior manager at the Israeli accounting office of Kost Forer and Gabbay, a member of Ernst & Young International. Mr. Zwebner is a CPA in Israel and the United States, and received a BS Degree in Accounting and Finance from Touro College in 1988.

Benny Karasik , has been an entrepreneur of start ups and real estate developments as well as an investor in private equities since 2000.  Mr. Karasik was the founder of J&B Optical USA and was its Chief Executive Officer from 1971 until 2000.

There are no familial relationships among any of our Directors or officers. None of our Directors or officers is a Director in any other U.S. reporting companies except as mentioned above. None of our Directors or officers has been affiliated with any company that has filed for bankruptcy within the last five years. The Company is not aware of any proceedings to which any of the Company’s officers or Directors, or any associate of any such officer or Director, is a party that are adverse to the Company. We are also not aware of any material interest of any of our officers or directors that is adverse to our own interests.

Each Director of the Company serves for a term of one year or until the successor is elected at the Company’s annual stockholders’ meeting and is qualified, subject to removal by the Company’s stockholders. Each officer serves, at the pleasure of the Board of Directors, for a term of one year and until the successor is elected at the annual meeting of the Board of Directors and is qualified.

Audit Committee and Financial Expert

We do not have an audit committee or an audit committee financial expert. Our corporate financial affairs are simple at this stage of development and each financial transaction can be viewed by any officer or Director at will. We will form an audit committee if it becomes necessary as a result of growth of the Company or as mandated by public policy.

Code of Ethics

We do not currently have a Code of Ethics applicable to our principal executive, financial and accounting officers; however, the Company plans to implement such a code in the fourth quarter of 2011.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent Directors, the functions that would have been performed by such committees are performed by our Board of Directors. Thus, there is a potential conflict of interest, in that our Directors who are also our officers have the authority to determine issues concerning management compensation, and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our Directors or officers.

ITEM 11. EXECUTIVE COMPENSATION

Any compensation received by our officers, directors, and management personnel will be determined from time to time by our Board of Directors. Our officers, directors, and management personnel will be reimbursed for any out-of-pocket expenses incurred on our behalf.

Summary Compensation

Employment Contracts .  We have no employment agreements with any of our Directors or executive officers.

Stock Options/SAR Grants .   On July 22, 2009, the Company adopted the Stock Incentive Plan, pursuant which the Company is authorized to grant equity-based awards in the form of stock options, restricted common stock, restricted stock units, stock appreciation rights, and other stock based awards to employees (including executive officers), directors, consultants and service provider of the Company and its subsidiaries. The maximum number of shares available for grant under the plan is 25,000,000 shares of common stock.  The number of shares available for award under the plan is subject to adjustment for certain corporate changes and based on the types of awards provided, all in accordance with the provisions of the plan. The plan may be administered by the Board.  No options have been issued to date under the plan .

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Aviram Malik, CEO	2010		$0	$28,000	0	0	0	0	$28,000

Asher Zwebner, CFO	2010	$19,500	0	0	0	0	0	0	$19,5000

Benny Karasik	2010		$0	$28,000	0	0	0	0	$28,000

Long-Term Incentive Plans. As of December 31, 2010, we had no group life, health, hospitalization, or medical reimbursement or relocation plans in effect. Further, we had no pension plans or plans or agreements which provide compensation on the event of termination of employment or corporate change in control.

Outstanding Equity Awards . As of December 31, 2010, none of our Directors or executive officers holds unexercised options, stock that has not vested, or equity incentive plan awards.

Compensation of Directors

During the year 2010 no compensation has been paid to any of our Directors in consideration for their services rendered in their capacity as directors, except for an aggregate of $19,500 paid in consulting fees to the Chief Financial Officer and $28,000 in the form of unregistered restricted common stock to each of two of its Directors.

ADDITIONAL INFORMATION

The Company is subject to the filing requirements of the Exchange Act, and in accordance therewith files reports, proxy/information statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the “Exchange Act Filings”) with the SEC. Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at 100 F Street, NE Washington, D.C, 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, NE Washington, D.C 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).
We will provide without charge, to each person to whom a proxy/information statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the information that has been incorporated by reference in this proxy statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the proxy statement incorporates).  Such requests should be directed to the address and phone number indicated below.  This includes information contained in documents filed subsequent to the date on which definitive copies of the proxy statement are sent or given to security holders, up to the date of responding to the request.

IF YOU HAVE ANY QUESTIONS REGARDING THIS INFORMATION STATEMENT, PLEASE CONTACT:

By order of the Board of Directors of
Adama Technologies Corp.
c/o Aviram Malik, CEO and President
76/7 Zalman Shazar Street
Hod Hasharon, Israel 45350
972 - (544) 459-292

September __, 2011

By:	/s/ Aviram Malik,
Aviram Malik,
Chief Executive Officer, President

CERTIFICATE of AMENDMENT of
CERTIFICATE of INCORPORATION of
ADAMA TECHNOLOGIES CORPORATION

Pursuant to § 242 of the General Corporation Law of the State of Delaware

The undersigned, pursuant to the provisions of the General Corporation Law of the State of Delaware, do hereby certify and set forth as follows:

FIRST:          That at a meeting of the Board of Directors of ADAMA TECHNOLOGIES CORPORATION, (the “Corporation”), the following resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to the advisable:

RESOLVED, that the Board of Directors hereby declares it advisable and in the best interests of the Company that Article FOURTH of the Certificate of Incorporation be amended to read as follows:

“FOURTH: The total number of shares which the Company shall have the authority to issue is 500,000,000 shares of Common Stock, with a par value of $0.0001 per share.”

SECOND:     That the said amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by written consent in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD:         That the aforesaid amendment was duly adopted with the applicable provisions of the Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by Aviram Malik, this 13 Day of October, 2010.

Aviram Malik,
Authorized Officer.

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:28 AM 10/19/2010
FILED 11:28 AM 10/19/2010
SRV 101007853 – 4425267 FILE

Exhibit B.2

JOINT WRITTEN CONSENT
OF THE
BOARD OF DIRECTORS
AND
MAJORITY STOCKHOLDERS
OF
ADAMA TECHNOLOGIES CORP.

The undersigned, being the sole members of the Board of Directors of Adama Technologies Corp., a Delaware corporation (the "Corporation"), together with the written consent of the  holders of a majority of the outstanding shares of the Corporation’s common stock, par value $0.0001(the “Common Stock”), acting pursuant to the authority granted by Title 8, Subchapters VII and VIII of the Delaware General Corporation Law and the by-laws of the Corporation, do hereby adopt the following resolutions, which resolutions have been approved by the written consent  of the holders of a majority of the Corporation’s outstanding shares of Common Stock as of this 13th day of October 2010.

WHEREAS, the Board of Directors reviewed the Corporation’s capital structure and determined at September 30, 2010, that the Company had 179,745,000 shares of Common Stock issued and outstanding and had 200,000,000 shares of Common Stock authorized. The Board of Directors unanimously approved the increase of the authorized shares of Common Stock and the holders of a majority of the issued and outstanding shares of Common Stock (“Majority Stockholders”)  agreed to the increase in authorized shares, because the Board of Directors and Majority Stockholders, by this Joint Written Consent, determined that the Corporation lacked sufficient additional shares that might be necessary for future corporate purposes including: (i) compensation for services in lieu of cash because of the Corporation’s limited cash resources; (ii) employee incentive, stock option or similar plans; (iii) to hire qualified personnel as officers, directors, key employees and consultants to attract and then retain personnel in the future based upon any increase in operations; and (iv) potential mergers, acquisitions and similar transactions; and

WHEREAS, the Board of Directors and the Majority Stockholders determined that it is in the best interest of the Corporation and its stockholders to increase the authorized capital stock of the Corporation by filing a Certificate of Amendment to the Certificate of Incorporation to amend the capital structure of the Corporation by increasing the authorized shares of Common Stock from 200,000,000 shares of Common Stock to 500,000,000 shares of Common Stock.

NOW THEREFORE, the following resolutions are hereby adopted

RESOLVED, that the Corporation increase the authorized capital of the Corporation and that the executive officers of the Corporation have the authority to prepare, execute and file with the State of Delaware a Certificate of Amendment to the Certificate of Incorporation of the Corporation, attached hereto as Exhibit B.1, amending the capital structure of the Corporation to increase the authorized shares of Common Stock from 200,000,000 shares to 500,000,000 shares of Common Stock;

RESOLVED FURTHER, that any and all actions heretofore or hereafter taken by the executive officers and directors of the Corporation to implement the foregoing resolutions are hereby ratified and confirmed as the act and deed of the Corporation;

RESOLVED FURTHER, that each of the executive officers of the Corporation are hereby authorized and directed to execute and deliver any and all documents and to take such other actions as (s)he or she deems necessary, advisable, appropriate to carry out this purposes and intent of the foregoing resolutions;

RESOLVED FURTHER, that this Joint Written Consent may be executed by facsimile, and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

ADAMA TECHNOLOGIES CORP.

/s/Aviram Malik, Director

/s/ Asher Zwebner, Director

/s/ Benny Karasik, Director

Dated: October 13, 2010

Majority Consenting Shareholders
Name	Number of Shares
/s/ Ori Ackerman	1,000,000
/s/ Moshe Alom	2,500,000
/s/ Yosef Amodal	1,000,000
/s/ Sybar Enterprise	3,125,000
/s/ Erez Cohen	1,000,000
/s/Aharon Dahan	10,000,000
/s/ Diversify Investment	7,525,000
/s/ Avi Dror	2,500,000
/s/ Shlomoh Eex	2,500,000
/s/ Finansim Etgarim	2,500,000
/s/ Yariz Gadidi	2,600,000
/s/ Avi Ben harush	2,500,000
/s/ Benjamin Karasic	5,750,000
/s/ Shlomo Letzer	10,000,000
/s/ Avarim Malik	4,000,000
/s/ Uri Marom	1,000,000
/s/ Shmuel Mayan	2,000,000
/s/ Erin Michovitz	1,500,000
/s/ Ave Ruderman	1,000,000
/s/ Jacky Shenker	10,000,000
/s/ Andrey Shirben	1,250,000
/s/ Benyamin Shneider	5,000,000
/s/ Yosef Solt	2,500,000
/s/ Avi Turgemen	1,000,000
/s/ Lee Varsano	320,000
/s/ Lee Varsano	3,100,000
/s/ Shmulik Yannay	1,000,000
/s/ Yardeni-Gelfand Trusts	7,000,000
Total	95,170,000
Percent	52.9%

Dated: October 13, 2010

EXHIBIT A.1

JOINT WRITTEN CONSENT
OF THE
BOARD OF DIRECTORS
AND
MAJORITY STOCKHOLDERS
OF
ADAMA TECHNOLOGIES CORP.

The undersigned, being the members of the board of directors of Adama Technologies Corp., a Delaware corporation (the "Corporation"), together with the written consent of the  holders of a majority of the outstanding shares of the Corporation’s common stock, par value $0.0001(the “Common Stock”), acting pursuant to the authority granted by Title 8, Subchapters VII and VIII of the Delaware General Corporation Law and the by-laws of the Corporation, do hereby adopt the following resolutions, which resolutions have been approved by the written consent  of the holders of a majority of the Corporation’s outstanding shares of Common Stock as of this 12th day of July, 2011.

AMENDMENT TO THE CORPORATION’S CERTIFICATE OF INCORPORATION

WHEREAS , the undersigned members of the Corporation’s Board of Directors have determined, after reviewing the capital structure of the Corporation, including the number of currently issued and outstanding shares of Common Stock, the market price of the Common Stock and the relatively limited investor interest in the Corporation’s Common Stock, that a reverse split of our issued and outstanding shares of Common Stock on a One for Three Hundred (1:300) basis, for the reasons set forth in the Preliminary Information on Schedule 14C/A, to which this Joint Consent is attached as Exhibit B.1:

NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing Article FOUR so that, as amended, said Article shall be and read as follows:

“The Corporation’s authorized shares of Common Stock will be five hundred million (500,000,000) shares, $0.0001 par value. The three hundred thirty-seven million, one hundred ten thousand and ninety-six shares of Common Stock outstanding will be reduced on a one-for-three hundred (1:300) basis to a total of one million one hundred twenty-three thousand seven hundred (1,123,700) shares.”

FURTHER RESOLVED, that, subject to the foregoing, any officer of the Corporation, be and hereby is authorized, empowered and directed, for and on behalf of the Corporation, to take such further action and execute and deliver any additional  instruments, certificates, filings or other documents and to take any additional steps as any such officer deems necessary or appropriate to effectuate the purposes of the foregoing resolution;

FURTHER RESOLVED, that any action or actions heretofore taken by any officer of the Corporation for and on behalf of the Corporation in connection with the foregoing resolutions are hereby ratified and approved as the actions of the Corporation.

FURTHER RESOLVED, that this Joint Written Consent of the Board of Directors and Majority Stockholder shall be added to the corporate records of this Corporation and made a part thereof, and the resolutions set forth above shall have the same force and effect as if adopted at a meeting duly noticed and held by the Board of Directors and the consenting stockholder of this Corporation. This Joint Written Consent may be executed in counterparts and with facsimile signatures with the effect as if all parties hereto had executed the same document. All counterparts shall be construed together and shall constitute a single Joint Written Consent.

FURTHER RESOLVED, that the undersigned, constituting the entire Board of Directors and the Majority Stockholders of the Corporation, hereby take the following actions without the formality of convening a Meeting of Stockholders in accordance with Section 228 of the Delaware General Corporation Law, as amended, with the same effect as if such actions were taken pursuant to resolutions presented to and adopted by the Holders of the Majority of Shares Entitled to Vote thereof, and thereby direct that this Joint Written Consent of the Board of Directors and Majority Stockholders be filed with the minutes of the meetings of the Corporation.

ADAMA TECHNOLOGIES CORPORATION

By its Board of Directors:

/s/Aviram Malik, Director

/s/ Asher Zwebner, Director

/s/ Benny Karasik, Director
Dated: July 12, 2911

Majority Consenting Stockholders
Name	Number of Shares
/s/ Moshe Alon	2,500,000
/s/ Yosef Amodai	3,000,000
/s/ Aybar Enterprise	3,125,000
/s/ Naor Barchal	1,400,000
/s/ Iris Barnea	1,200,000
/s/ Harel Bello	2,690,840
/s/ Zvi Katz	6,011,315
/s/ Roni Beger	500,000
/s/ Avner Birnbaum	550,000
/s/ Philip G. chiu	500,000
/s/ Erez Cohen	1,000,000
/s/ Aharon Dahan	5,000,000
/s/ Diversify Investment	7,525,000
/s/ Avi Dror	7,500,000
/s/ Eden LTD	1,250,000
/s/ Nehemia Erlich	10,000,000
/s/ Yariv Gadidi	2,600,000
/s/ Geokom LTD	3,750,000
/s/ Gal Ilivitzki	500,000
/s/ Benjamin Karasiz	3,952,550
/s/ Rudi Katz	10,000,000
/s/ Zvi Lahav	2,500,000
/s/ Oren Lev	575,000
/s/ Avram Malik	2,202,600
/s/ Avarham Malka	330,000
/s/ Haim Malka	380,000
/s/ Uri Marom	1,000,000
/s/ Melton Management lTD	300,000
/s/ Eran Michovitz	1,500,000
/s/ Yacov Mizrahi	202,405
/s/ Ran Navok	625,000
/s/ Roni Nimri	500,000
/s/ Ehud ofer	450,000
/s/ Sara Ofer	450,000
/s/ Gary S. Ohlbaum	500,000
/s/ Nitzan Orgal	10,000,000
/s/ Shimon Pressman	900,000
/s/ Shia Rabinowitz	875,000
/s/ Michal Reiner	1,000,000
/s/ YuvalRosenahnk	360,000
/s/ Avi Ruderman	1,289,150
/s/ Eliran Simoni	650,000
/s/ Oren Shabtai	4,500,000
/s/ Jacky Shenker	20,000,000
/s/ Akiva Shonfled	20,000,000
/s/ Judah Steinberger	5,000,000
/s/ Avi Turgeman	3,500,000
/s/ Udi Barzily Holdings	600,000
/s/ Lee Varsano	3,100,000
/s/ Miga Handasa Veyeutz	1,700,000
/s/ Yardeni-Gelfand Trusts	7,000,000
/s/ Michael Z. Ron	875,000
/s/ Dov Solomon	2,500,000
Total	169,918,860
Percent	50.4%

Dated: July 12, 2011